Pricing Supplement dated May 24, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)
File No. 333-108464
Cusip No.88319QJ61

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $100,000,000	Initial Interest Rate: to be determined *
Agent's Discount or Commission: $100,000	Original Issue Date: June 2, 2006
Net Proceeds to Issuer: $99,900,000	Stated Maturity Date: June 2, 2008

Interest Category

[ X ] Regular Floating Rate Note
[ ] Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %
[ ] Inverse Floating Rate Note [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:

[ ] CD Rate	[ ] Federal Funds Rate	[ ] Prime Rate
[ ] CMT Rate	[ X ] LIBOR	[ ] Other (see attached)
[ ] Commercial Paper Rate	[ ] Treasury Rate

If LIBOR:

[ ] LIBOR Reuters Page:
[ X ] LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page: [ ]Telerate Page 7051 [ ]Telerate Page 7052 [ ]Weekly Average [ ]Monthly Average

Spread (+/-): +3 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: September 2, 2006

Interest Reset Dates: Quarterly, on the 2nd day of March, June, September and December
Interest Payment Dates: Quarterly, on the 2nd day of March, June, September and December
Interest Determination Dates: Two London business days prior to each Interest Reset Date
Regular Record Date(s):
Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

[ X ] Actual/360 for the period from June 2, 2006 to June 2, 2008
[ ] Actual/Actual for the period from _______ to _______
[ ] 30/360 for the period from _______ to _______

Redemption:

[ X ] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[ X ] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: [	]	Yes	[ X ]	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

[ X ] Merrill Lynch, Pierce, Fenner & Smith Incorporated

[ ]   Banc of America Securities LLC

[ ]   Barclays Capital Inc.

[ ]   Citigroup Global Markets Inc.

[ ]   Credit Suisse First Boston LLC

[ ]   Deutsche Bank Securities Inc.

[ ] HSBC Securities (USA) Inc. [ ] J.P. Morgan Securities Inc. [ ] Tokyo-Mitsubishi International plc [ ] UBS Securities LLC [ ] Wachovia Securities Inc. [ ] Other: ____________________

Agent acting in the capacity as indicated below:

[ X ] Agent [ ] Principal

If as Principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* Initial Interest Rate will be set on June 2, 2006 as determined 2 London business days prior.

Terms are not completed for certain items above because such items are not applicable.

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